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                                                Exhibit 23.2


               Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 1 Form
S-8 No. 333-79399) pertaining to the BP Amoco DirectSave Plan (formerly The DirectSave Plan), the BP Amoco Partnership Savings Plans(formerly the BP America Partnership Savings Plan), and the BP America Savings and investment plan (collectively, the "Plans") of our reports dated June 18, 1999, with respect to the financial statements of the Plans included in the Annual Reports (Form 11-K) for the year ended December
31, 1998, filed with the Securities and Exchange Commission.




                                   /s/ Ernst & Young LLP
                                   Ernst & Young LLP


Chicago, Illinois
April 6, 2000

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